UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 21, 2022

Evolv Technologies Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39417	84-4473840
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Totten Pond Road, 4th Floor Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

(781) 374-8100

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	EVLV	The Nasdaq Stock Market
Warrants to purchase one share of Class A common stock	EVLVW	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 21, 2022 (the “Closing Date”), Evolv Technologies Holdings, Inc. (the “Company”) entered into a Loan and Security Agreement (the “SVB Credit Agreement”) by and among the Company, Evolv Technologies, Inc., a wholly-owned subsidiary of the Company, and Silicon Valley Bank, a California corporation (“SVB”), as the lender. The SVB Credit Agreement provides for, on the Closing Date, an initial term loan advance in an original principal amount equal to $30 million, with the opportunity to obtain, within 18 months after the Closing Date, additional term loan advances, subject to satisfaction of certain conditions, in an aggregate principal amount equal to $20 million (subject to an increase of $25 million, upon satisfaction of certain conditions and approval from SVB), in each case, in order to finance hardware shipped to customer locations (collectively, the “Term Loans”). Each advance of Term Loans will mature on the 36-month anniversary of the extension thereof.

The obligations under the SVB Credit Agreement are secured by a perfected security interest in substantially all of the Company’s assets, except for intellectual property pursuant to the terms of the SVB Credit Agreement.

The interest rate applicable to the Term Loans is the greater of (a) the WSJ Prime Rate plus 1.0% or (b) 7.25% per annum. Interest under the SVB Credit Agreement is payable monthly.

Each Term Loan advance may be prepaid in full, subject to certain conditions, with payment of (calculated, in each case, based on the then-outstanding principal amount of such Term Loan advance subject to prepayment) a prepayment premium equal to (i) 1.00% if prepaid on or prior to December 21, 2023; (ii) 0.75% if prepaid after December 21, 2023 but on or prior to December 21, 2024; (iii) 0.50% if prepaid after December 21, 2024 but on or prior to December 21, 2025; and (iv) 0.0%, if prepaid after December 21, 2025.

The SVB Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, liens, investments, mergers, dispositions, prepayment of other indebtedness and dividends and other distributions. The SVB Credit Agreement also requires that the Company maintain a liquidity ratio (defined as the ratio of cash (subject to certain exclusions set forth in the SVB Credit Agreement) and certain billed accounts to debt owed to SVB) of no less than 2.00 to 1.00, tested as of the last day of each month.

The SVB Credit Agreement also includes customary events of default, including failure to pay principal, interest or certain other amounts when due, material inaccuracy of representations and warranties, violation of covenants, cross-default to other material indebtedness, certain bankruptcy and insolvency events, certain undischarged judgments, material invalidity of guarantees or grant of security interest, material adverse change, and change of control, in certain cases subject to certain thresholds and grace periods. If one or more events of default occurs and continues beyond any applicable cure period, SVB may terminate its commitments to make further Term Loans and declare all of the obligations of the Company under the SVB Credit Agreement to be immediately due and payable.

The foregoing description of the SVB Credit Agreement is not complete and is qualified in its entirety by the full text of the SVB Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

To the extent required, the information included in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On December 21, 2022, the Company issued a press release titled “Evolv Technology Announces $75 Million in Non-Dilutive Debt Financing with Silicon Valley Bank”. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information contained under Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1), shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act except as may be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1†	Loan and Security Agreement, dated December 21, 2022, between Silicon Valley Bank, as bank lender, and Evolv Technologies Holdings, Inc. and Evolv Technologies, Inc.
99.1	Press Release, dated December 21, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

† Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evolv Technologies Holdings, Inc.

Date: December 21, 2022	By:	/s/ Peter George
	Name:	Peter George
	Title:	Chief Executive Officer